Exhibit 4.4

English Summary of the Hebrew original

Bank Hapoalim Loan Agreements

Account No.

Customer's Name	Address & Area code	Telephone no.	I.D. Card no. /Corp.Reg.no
Ceragon Networks Ltd.	Raoul Wallenberg St., Tel-Aviv Israel 69719		512352444

Bank Hapoalim B.M.
"Atidim"Branch (765).

Re: Letter of Undertaking to Repay a Loan in Foreign Currency made on: January 18th 2011

1.	Nature of undertaking

1.1
Bank Hapoalim B.M. (hereinafter: “the Bank”) has advanced or will advance to the undersigned persons, as borrower/borrowers (hereinafter: “the Borrower”) and the Borrower has loaned and received or will receive and take from the Bank the sum of US$ 35,000,000 (thirty five million) (hereinafter: “the Principal” or “the Loan Principal) in U.S. Dollar currency (hereinafter: “the Currency of the Loan”). The Borrower’s signature hereto, together with the credit of the account numbered at the head of this Letter of Undertaking (hereinafter: “the Account”) with the Principal amount constitutes the Bank’s consent to advance the loan to the Borrower and the Borrower’s acknowledgement of having received the loan. The date on which the Account will be credited with the loan proceeds will be hereinafter called: “the Date of the Grant of the Loan”.

1.2	a. Cancelled

b.	X
The Borrower hereby instructs the Bank to debit the Account  (hereinafter: “the Account to be Debited”) with the amounts required to pay all the payments of Principal, Interest (as hereinafter defined), expenses, commissions and other payments that will become due from the Borrower as set out below (all such sums and any part thereof being hereinafter called: “the Loan”).

Without derogating from the Bank’s rights hereunder and/or under any other document or Form signed now or hereafter by the Borrower or under any law, the Borrower is aware that in the event of it transpiring that there is no credit balance in the Account to be Debited on any payment date (as set out in clauses 3 and 4 hereof) or unused credit line as far as such credit line exists, to the full extent of the amount to be debited on account of the Loan – the Bank may not execute the above instruction on such payment date until the first Business Day next following on which a sufficient balance will exist in the Account to be Debited. Should the Bank debit the Account to be Debited and it become apparent that there is an insufficient balance in the Account to be Debited, the Bank may reverse any such debit and address any sum for which the debit has been reversed as an amount unpaid on account of the Loan and in accordance therewith, take any action that it sees fit in accordance with this Letter of Undertaking.

The Borrower is aware that the Bank is under no obligation to examine whether, on the dates of execution of the above instruction, any credit balance or unused credit line exists for executing the debits that have been or may be posted to the Account to be Debited on such date.,

The Borrower is aware that in the event of that instruction not being executed, due to that there is no credit balance in the Account to be Debited on any payment date (as set out in clauses 3 and 4 hereof) or unused credit line, as far as such credit line exists, such unpaid sum will bear interest at the rate specified in clause 6.2 hereof.

2.	Purpose of the Loan: The Loan Principal is being granted: X for valid and lawful corporate purposes

3.
Terms for Repayment of the Loan Principal

The Borrower undertakes to repay the Loan Principal in the Currency of the Loan as follows:

In 17 (Seventeen) quarterly installments - commencing on February 19th, 2012 and ending on February 19th , 2016.

4.	Interest 4.1 canceled 4.2X Variable Interest Interest Rates aX Variable Interest

The Borrower shall pay variable interest to the Bank as calculated by the Bank from the Date of the Grant of the Loan, consisting of LIBOR (as defined below) plus a margin at the rate of 3.15% (three point fifteen per cent) per annum (hereinafter: “the Interest”).

Without derogating from that stated in clause 4.2.3 below, it is clarified that the Interest rate for the First Update Period will in practice be fixed according to the LIBOR in force on the Date of the Grant of the Loan and based  upon the Update periods stated in clause 4.2.3 below.

4.2.3
Update  Periods

The Interest applicable to the Loan Principal shall be determined by the Bank every three months in advance, on the day the respective Updated Period begins, by reference to the respective LIBOR applied by the Bank to the respective Update Period, (each such period being hereinafter called  an "Update Period").

The Borrower hereby declares that it  is aware that notwithstanding that stated in this sub-clause and without  derogating therefrom, the first Update  Period shall be shorter than the other  Update Periods and shall last 1 (one) month. The remaining Update Periods shall be determined every three months' as stated above.

4.2.4	Interest Payment Dates The Interest (excluding Default Interest) shall be paid by the Borrower to the Bank in the Currency of the Loan as follows:

a.	☐ Canceled.

b.	☐Canceled.

c.	☐1.Canceled

              2. On February 19th 2011 and at the   end of every three months commencing thereof (hereinafter: “Interest Period”) Interest will be paid calculated on the balance of the Loan outstanding from time to time from the commencement of the current Interest Period up to the end of the respective Interest Period, according to the Interest rate fixed for the Update Period during which such Interest Period falls. The Interest payable on the balance of the Loan Principal outstanding will not include the Interest paid as mentioned above in respect of the installments which have fallen due during the current Interest Period.

Interest will be repaid in the Currency of the Loan and be computed on the basis of the number of days that have actually elapsed divided by 360.

5.
Repayment Schedule

Details of the installments and their respective dates concerning the Loan Principal and Interest and Update dates of the Interest will be included in a repayment schedule for the Loan that will be sent to the Borrower by the Bank shortly after the Date of the Grant of the Loan, and such schedule will constitute an integral part of this Letter of Undertaking.

6.	Additional Interest, Default Interest and Levies

6.1	a.	Canceled

6.2	a.
If the Borrower does not repay any sum which the Borrower is obliged to pay the Bank pursuant to this Letter of Undertaking or fails to make immediate repayment of the Loan in accordance with the provisions of clause 10 hereof, then that sum shall carry Default Interest at a rate equal to the interest on the Loan with additional interest of 3% (three percent) per anum (hereinafter: "Default Interest"). Such Default interest shall be calculated from the predetermined repayment date of the sum owed - or if such date was not determined, than from the required repayment date and until the date the actual repayment date.

b.
Default Interest shall be calculated by the Bank on the daily, weekly or other balances outstanding, as the Bank in its sole discretion shall decide, and shall be paid by the Borrower or capitalized at the end of each month, or any other period as the Bank shall decide in its discretion with respect to all its clients.

7.	Manner and Place of Payment/Taxation/Business Days

All payments to be paid by the Borrower to the Bank pursuant to this Letter of Undertaking shall be made to the Bank free of any taxes, deductions or charges or compulsory payments and without set-off or counterclaim, in freely convertible currency denominated in the Currency of the Loan at the branch at which the Loan was advanced to the Borrower or at any other place nominated by the Bank, provided that if other place was nominated - 30 (thirty) days prior notice thereof shall have been given to the Borrower by the Bank in such a case and provided the Borrower shall not bear any of the  expenses with respect thereto.

If at any time, any applicable law, regulation or regulatory requirement of any authority, monetary agency or central bank requires the Borrower or any financial institution through which payment is made to make any deduction or withholding in respect of taxes from any payment in respect of the Loan or payment which is or will become due from the Borrower, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the Bank receives on the due date for such payment a net sum which it would have received had no such deduction or withholding been required. The Borrower shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts paid or payable in respect of any deduction or withholding as aforesaid. If the sum due by the Borrower shall be increased as aforesaid, the Borrower shall be entitled to prepay the Loan within a year, without any obligation to pay commission or any other payment with respect to the Prepayment.

8.
Prepayment

The Borrower may repay any sum on account of the Loan Principal and/or Interest and/or commissions and/or any other payments that are in connection with the Loan, prior to the date that was set for their payment in accordance with the prepayment commission annex.

9.	Securities

9.1
As security for the full and punctual payment of the Loan or any part thereof, there shall serve a floating charge on all of the Borrower's assets, which was created by the Borrower in favor of the Bank, by means of a debenture dated as of  18th of January, 2011 and also all bills which the Borrower have delivered and/or shall deliver to the Bank from time to time.

9.2	Canceled.

9.3
In any case where any deed of charge serves as security for the payment of the Loan or for the performance of the Borrower’s undertakings herein contained, it is hereby expressly stipulated that the deed of charge forms an integral part of this Letter of Undertaking and all the provisions, conditions, declarations and undertakings contained in the deed of charge form an integral part hereof and are included herein, it is also hereby expressly stipulated that this Letter of Undertaking shall not operate so as to derogate from or alter the deed of charge.

9.4
All the bills, guarantees, charges and other securities given or which may be given to the Bank by the Borrower or by others on his behalf in order to secure the payment of the Loan or the performance of the Borrower’s obligations pursuant to this Letter of Undertaking, shall be cumulative and independent of each other, shall not affect nor be affected by any other securities held by the Bank and shall serve as a continuing or revolving security until such time as all of the sums owed by the Borrower shall have been paid in full. The Bank may realize the securities in any order it may deem fit and the realization of any one security shall not affect or detract from any other security.

10.
Immediate Repayment

The Bank shall be entitled to accelerate payment of the Loan upon the occurrence of any one of the events enumerated below, in which case the Borrower undertakes to pay the Bank immediately all the sums due or becoming due to the Bank on account of the Loan or under or in connection with this Letter of Undertaking, or any part of the above sums as required  by the bank, with  additional Default Interest as applies and the Bank shall be entitled to debit any account of the Borrower with the above sums or any relevant  part of them, and to take whatever steps it sees fit for the collection thereof and in particular to realize the securities by any means permitted by law, at the expense of the Borrower:

10.1
If the Borrower is in breach of or fails to perform any of the terms and conditions herein contained or of any other obligation which the Borrower has incurred or may incur towards the Bank as mentioned herein or in any other document which was signed and/or shall be signed hereafter by the Borrower towards the Bank, or if it transpires that any declaration or representation made by the Borrower herein or any other statement by the Borrower given now or hereafter to the Bank, is materially false or inaccurate, and the breach was not cured by the Borrower within 30 days from  when the Borrower was given a notice in writing by the bank with respect thereto.

10.2	If the Borrower adopts a resolution to with respect to a restructure without prior written consent by the Bank, provided the Bank gave a seven day notice prior to acting according to this sub clause;

10.3
If the Borrower adopts a resolution concerning a voluntary liquidation; and/or if a liquidation application was brought against the Borrower (which was not cancelled within 21 (Twenty one) days from the time it was submitted) and/or the Borrower receives a liquidation order or a bankruptcy order; and/or if a provisional or any other liquidator or a special administrator or a trustee shall be appointed to the Borrower and/or a procedure freezing application is brought against the Borrower (providing that if the application was submitted without the Borrower's consent  and/or the consent of its shareholders and/ or the consent of  a related company- it was not canceled within 21 (Twenty one) days from the time it was submitted) and/or a procedure freezing order shall be given as aforesaid; and or if negotiations shall be held in order to reach an arrangement or in order to establish an arrangement or a settlement offer between the Borrower and its creditors and/or its members or between the Borrower and any other which might materialize into an arrangement and/or if such arrangement or settlement  shall be approved.

10.4
If a receivership application is submitted with respect to the Borrower's property or a substantial part of it (which was not cancelled within 21 (twenty one) days from the time it was submitted) and/or a receiving order is issued, as mentioned above and/or if a provisional or any other receiver shall be appointed to the Borrower's property or a substantial part of it.

10.5
If an attachment or an attachment is placed or similar execution proceedings are taken with respect to any of the Borrower’s property or with respect to any of its collaterals which have been or will be provided to the Bank by or on behalf or the Borrower to insure the repayment of the Loan, provided such procedures are for a debt which exceeds NIS 10,000,000 (ten million New Israeli Shekels) and the attachment and/or /or the proceeding has not been removed or canceled within 30 (thirty)days;

10.6	cancelled

10.7
If the Borrower ceases to pay its debts or conduct its business for 23 days or more, provided the Bank gave the Borrower a 7 (seven) day prior written notice, before acting according to this sub-clause.

10.8
If the business at the Borrower’s premises ceases or is substantially curtailed for 23 days or more excluding collective leave or similar events provided the Bank gave the Borrower a 7 (seven) day prior written notice, before acting according to this sub-clause.

10.9	Canceled.

10.10
If the Borrower falls behind in the payment of any amount that it owes to the Bank under or in connection with this Letter of Undertaking for more than 7 (seven) business days, provided the bank gave the Borrower a 7 (seven) day prior written notice, before acting according to this sub-clause.

10.11	Canceled.

10.12
In the event the Borrower is required to immediately repay debts and monetary commitments, fully or partially, that the Borrower is committed or shall be committed towards other creditors that are banking corporations and/or financial institutions and/or bond holders, with respect to a loan amount with an aggregate value that is no less than US$ 10,000,000 (ten million US Dollars), provided the bank gave the Borrower a 7 (seven) day prior written notice, before acting according to this sub-clause.

10.13	If any of the foregoing events has occurred, mutatis mutandis, with respect to any party who has guaranteed payment of the Loan or any part thereof.

10.14	If the Borrower becomes a private company as the term is defined in Companies Law, 5759-1999;

10.15
If the Borrower breaches orders of the authorities to deliver and/or publish reports and other substantial documents which are required by law provided the Bank gave the Borrower a 14 (fourteen) day prior notice and the breach was not cured during the time thereof.

For the removal of doubt, the Bank's right to set the Loan for immediate repayment and to take collection measures against the Borrower in order to insure the repayment of the amounts owed and shall be owed to the Bank on account of the Loan and/or with respect to this Letter of Undertaking due to any of the occurrences designated in this Clause 10, including all of its sub-clauses, is a separate and independent right and it is sufficient that one of the aforementioned events arise in order for the Bank's right to  materialize as mentioned above.

For the avoidance of doubt it is clarified that notices from the Bank to the Borrower made in accordance to this clause shall be delivered also via registered mail.

11.	Rights of the Bank

11.1a.
The Bank shall have a right of possession, lien, set-off and charge over any amounts, assets and rights including gold, securities, coins, banknotes, documents in respect of goods, insurance policies, bills, assignments of rights or obligations, deposits, collaterals and their countervalue held at the Bank and/or in its control at any time to the credit and/or on behalf of the Borrower, including such as have been delivered for collection, security, safe-keeping. The Bank shall be entitled to detain the said assets until payment in full of the Loan or to realize them by selling them and applying the countervalue thereof in whole or in part to payment of the Loan.

In the event of the sums that are set off being deposited in foreign currency, the Borrower hereby instructs the Bank in advance to sell the credit balance in foreign currency at the Customary Rate of the Bank and set off the countervalue of such sale against the Loan after deducting the necessary expenses and charges.

b.	Without derogating from the Bank's right of lien in accordance with clause 11.1.a above, the Bank may, at any time:

1.
Set off any amount of the Loan as yet unpaid against any sums due from the Bank to the Borrower in any account in Israeli or foreign currency in any manner or for any reason even before the maturity of the sums owed to the Borrower by the Bank as aforesaid.

2.
Purchase and credit to the Account, any sum in foreign currency that will be required to pay any amount of the Loan as yet unpaid, or sell any foreign currency standing at the Bank to the Borrower's credit, and apply the proceeds of sale in payment of any amount of the Loan as yet unpaid.

3.
Debit any account of the Borrower with any sum required to pay any amount of the Loan which is as yet unpaid, regardless of whether such account is in credit or overdrawn (or whether it will become overdrawn as a result of such debiting of the account by the Bank), and without derogating from the rights of the Bank under clause 6.2 above. Save that if the state of the account does not enable the final repayment of any amount, the Bank will be entitled to refrain from debiting such account in which case it may reverse any debit and treat any sum for which the debit has been reversed as an amount unpaid on account of the Loan, and in consequence take any act it deems fit in accordance with this Letter of Undertaking.

c.
The Borrower hereby declares that it is aware that in those cases where the Bank exercises all or any of such rights of set-off before the maturity date of any deposit of the Borrower, in whole or in part, changes adverse to him may occur with respect to its rights in connection with or relating to such deposit (such as: with regard to interest rates, linkage differentials, exchange rate differentials, rights to bonuses or loans, exemption or reduced income tax and deductions at source, all to the extent that the conditions of such deposit granted him such rights). The Borrower will bear all the costs and payments for the time being customary in the Bank for the purpose of executing such act.

Notwithstanding all the above mentioned, the Bank may exercise its set-off rights mentioned in this clause 11 above, providing that any of the events designated in Clause 10 above occurred [without taking into account cure and/ or delay periods  excluding with respect to sub-clauses 10.1, 10.5, 10.12, 10.14 and 10.15].

11.3	Canceled.

11.4
The Borrower confirms that the Bank's books and accounts shall be deemed to be correct and serve as prima facie evidence against it in all their details including in reference to the calculation of the Loan components, the particulars of the bills, guarantees and other collateral and any other matter relating to this Letter of Undertaking.

11.5
The Borrower confirms that the Bank has notified it, according to the Protection of Privacy Law, 5741-1981 that all the details that will be given by it to the Bank will be used by the Bank in the normal course of its operations, at its absolute discretion. All the particulars that have been or will be given by it to the Bank will be stored according to the needs of the Bank in data banks maintained by the Bank or by those supplying to the Bank from time to time, computer, data processing and data bank services.

11.6
The Bank will be entitled, at its absolute discretion, to accept or refuse to accept from the Borrower any instructions, orders or notices that will be given to it orally, by telephone, by fax, or in any other manner that is unreliable or which are in handwriting or are not clearly and legibly written.

11.7a.
Without derogating from any of the other provisions herein contained, any waiver, extension, concession, acquiescence, forbearance from acting (hereinafter - "waiver") on the part of the Bank with respect to the non-performance or partial performance or improper performance of any of his undertakings under or in connection with this Letter of Undertaking, will not be regarded as any waiver on the part of the Bank of any right, but will be regarded as consent to the particular instance in which it was given. Any waiver granted by the Bank to a party to any bill that the Bank holds to secure the payment of the Loan, will in no way affect the Borrower's undertakings.

b.
Without derogating from any of the other provisions herein contained, any modification of any undertaking requires the prior written consent of the Bank to be received. Any other consent, made orally or by way of waiver or in any other manner not being in writing, will not be regarded as consent.

11.8a.
The Bank will be entitled, upon the occurrence of any of the events set out in clause 10 above, to use such means as it deems fit in order to collect the Loan and exercise any of its rights hereunder, including by way of realizing all or any part of property that has been charged, and apply the proceeds thereof in discharge of the Loan, without being obliged to first realize guarantees or other collateral, (if any) held by the Bank.

b.
If the Bank decides to realize securities, bills or any other negotiable instrument, 7 (seven)days' advance notice regarding the steps to be taken by the Bank will be regarded as reasonable notice for the purpose of section 19(b) of the Pledges Law, 5727-1967, or of any legal provision in substitution therefor.

12.	Nature of the Collateral

12.1	The collateral which has been or will be given to the Bank to secure the Loan are continuing securities, and will remain in force until the Bank confirms the full payment of the Loan.

12.2	All other collateral or guarantees for repaying all or any of the sums due or becoming due on account of the Loan which have been or will be given to the Bank will be independent of one another.

12.3	The Bank may register all or any of the collaterals with any competent authority in accordance with any law and/or in any public register.

13.	Right of Assignment; Administration of the Loan

13.1a.
The Bank may provided it received the Borrower’s prior written consent, sell participations, transfer and/or assign all or any of its rights in relation to the Loan, the sums aforementioned and/or arising from this Letter of Undertaking, including the securities for the payment thereof in whole or in part, to an Israeli bank and any party purchasing such participation or any transferee and/or assignee may also sell participations, retransfer and/or reassign the said rights to an Israeli bank providing it attains the Borrower’s prior written consent and providing the Borrower's rights won't be infringed and that the Borrower shall not carry any expenses with respect to the sale, transfer or assignment thereto..

b.	The Borrower agrees that it may not assign or transfer any of its rights or obligations in relation to the Loan or pursuant to this Letter of Undertaking without the prior written consent of the Bank.

13.2
The Bank may administer the Loan or any part thereof by booking same with any of its branches of its choosing in Israel, provided the Borrower's rights won't be infringed upon and the Borrower won't carry any expenses with respect thereto. The Bank may at any time and from time to time at its sole discretion and without any consent being required from the Borrower, transfer the administration of the Loan or any part thereof from one branch of the Bank to another, in Israel, provided the Borrower's rights won't be infringed upon and the Borrower won't carry any expenses with respect thereto.

14.
Material Provisions

Clauses  3, 4, 5, 6, 7, 9, 10, 11.1, 11.8, hereof are material provisions of this Letter of Undertaking. For the removal of doubt, the abovementioned shall not derogate from any of the Borrower's rights according to this Letter of Undertaking, with respect to any cure and/ or delay periods according to this Letter of Undertaking.

15.
Expenses and Commissions

Without derogating from the Bank's rights set out in this Letter of Undertaking, all expenses and commissions relating to this Letter of Undertaking will be paid by the Borrower to the Bank, if not duly paid, together with default interest from the date they are created or demanded  as appropriate, until the full and actual repayment thereof.

It is clarified that the Borrower shall not pay any expenses or commissions that are not specified in this Letter of Undertaking or in the Commission Annex attached hereto.

16.
Indemnity

The Borrower hereby undertakes to indemnify the Bank against any loss incurred by it as a result of any judgment or decision or order of any court or Execution Office or any other authority that may be given or made for the payment of any of the amount relating to the Loan, in which judgment, decision or order the currency of payment will be specified in a currency other than that of the Currency of the Loan. The Borrower’s foregoing undertaking to indemnify shall constitute a separate and independent obligation by it and remain in full force and effect irrespective of any waiver or indulgence granted to him by the Bank from time to time and shall continue in full force and effect notwithstanding any such judgment, decision or order.

17.	Governing Law and Place of Jurisdiction

17.1a.	This Letter of Undertaking shall be construed in accordance with the laws of the State of Israel.

b.	For the purposes hereof and for any Loan granted thereunder, the exclusive place of jurisdiction shall be: the competent court of law in the State of Israel situated in Tel Aviv.

c.
The Borrower hereby agrees that any summons, notice or judgment or other legal process or document in connection with the proceedings mentioned in sub-clause (b) above may be served upon it in its registered address as stated in the Preamble of this Letter of Undertaking. The Borrower may, at any time and from time to time, by written notice sent to the Bank by registered mail change its address in Israel, for the purpose of effecting service of process and the other documents mentioned above on the Borrower.

In witness whereof we have signed:

______________________________________

______________________________________

______________________________________
Signature of the Borrower/s

___________________________
❒ Mark “ x” where  appropriate.

A Debenture (hereinafter: the “Debenture”) for the Creation of a Floating Charge – Summary:

1.
The Essence of the Debenture: This Debenture is made in order to secure the full payment of all of the amounts that are and shall be owed to the Bank by the Pledging Party with respect to the Bank’s Banking Services to the Pledging Party, unlimited in amount, together with interest, various types of expenses and fees.

2.
Pledge and Charge: As security for the payment of the Secured Amounts, the Pledging Party makes a first degree floating charge in favor of the Bank over all of the assets, funds, property, rights of any kind, current assets, fixed assets, securities, documents and Deeds belonging to others that are owned by the Pledging Party or to which it has a right, and title in land/contractual rights pursuant to agreements with the Israel Land Administration and others (this relates to existing rights and rights that shall become existent in the future). As an additional security the Pledging Party charges the Pledging Party’s yet uncalled share capital and the share capital that has been called but yet unpaid, and its goodwill, as well as any right to any tax exemption/relief. As an additional security the Pledging Party pledges all of the securities, documents and Deeds belonging to others, which the Pledging Party delivered and/or shall deliver from time to time to the Bank. The Bank shall be exempt from taking any action whatsoever with respect to the Charged Documents.

3.
The Pledging Party’s Representations (made to the Pledging Party’s best knowledge, as of the date of this Debenture): The Charged Property is free and clear of any debt, charge or any third party right, and is owned and possessed solely by the Pledging Party (other than leased equipment); there is no legal/contractual restriction applicable to the transfer/charge of the property; the Pledging Party is entitled to charge the property; there are no derogating assignments of rights; none of the events listed in Section 10 below have occurred.

4.
The Pledging Party’s Undertakings: to use and handle the Charged Property carefully; to enable examination of the property’s condition; not to sell/transfer/deliver/allow others to do any of the above actions, with respect to the Charged Property; not to waive any claims/rights without the Bank’s consent; not to sell, transfer, assign, lease, lend, rent, deliver or release from its possession the assets that are charged by a floating charge; not to charge/pledge the property with rights that are equal to or take priority over or are later than the Bank’s rights; to be liable towards the Bank for any defect in the Pledging Party’s title to the Charged Property; to pay all of the payments which are required to be paid with respect to the Charged Property, in a timely manner pursuant to any law; to maintain proper account books; not to lend any money/repay any existing loans to the Pledging Party’s shareholders as long as the Pledging Party has not repaid the entire Secured Amounts; it is agreed that if the Pledging Party shall be entitled to any exemption/relief pursuant to any law at the time of exercising the rights under this Debenture, the Reliefs and Rights shall be charged in favor of the Bank; subject to confidentiality obligations, the Pledging Party hereby authorizes the Bank only to receive information from the tax authorities with regard to the Charged Property (this provision shall apply only when the Bank shall be entitled to exercise the security).

5.
Obligation to Notify the Bank in the case of: any attachments imposed on the property (and notify the party imposing the attachment regarding the charge); any claim of right; any execution proceeding, order or other exercise proceeding (and immediately notify the party that took action regarding the charge in favor of the Bank); the occurrence of any of the events listed in Section 10; a significant reduction of the value of an asset; a motion for liquidation/receivership/a stay of proceedings/declaration of bankruptcy of the Pledging Party; a change of name/address.

6.
Insurance: The Pledging Party undertakes to keep all of the property insured at its full value against the customary risks and to transfer to the Bank the rights that derive from the insurance certificates, in accordance with the format approved by the Bank; additionally, it undertakes to instruct the insurance company as follows: a) to irrevocably determine the Bank as a beneficiary and to include the Bank in the actual contract; b) to irrevocably determine that the insurance payments be paid directly to the Bank through the Pledging Party’s account; and c) to provide the Bank with a copy of the insurance contract, that includes the said provisions; it is agreed that the Bank may transfer the copy of the insurance agreement to be examined by any professional entity; the Pledging Party undertakes to provide the Bank with a confirmation from the insurance company and its undertaking not to set-off anything from the insurance payments paid to the Bank for the Charged Property, except for the balance of insurance premiums that were not yet paid for the Charged Property’s insurance for the current insurance year; in each of the events listed below, the Bank shall be entitled to insure the Charged Property in the Pledging Party’s name or in the Bank’s name and to debit the Pledging Party for the expenses and the insurance fees: a) the property is not insured to the Bank’s satisfaction; b) the Pledging Party did not provide the Bank with an insurance certificate within 14 days from the date of the execution of this Debenture; c) the Pledging Party has not provided the Bank with an insurance certificate 30 days before the insurance expires; the Bank shall be entitled to apply the amount received from the insurance company towards the payment of the Secured Amounts; The said power of attorney is irrevocable; all of the Pledging Party’s rights that derive from insuring the Charged Property are hereby charged to the Bank in a first degree fixed charge and with a pledge.

7.
Interest: The Bank may calculate the interest on the Secured Amounts at the rate that was and/or shall be agreed upon from time to time between the Bank and the Pledging Party; in the event of a delayed payment, the Secured Amounts shall bear delay interest; in any event the Bank shall exercise the Charged Property the Bank shall be entitled to raise the interest rates applicable to the Secured Amounts up to the Maximum Interest Rate.

8.
Repayment of the Secured Amounts: The Pledging Party undertakes to punctually repay the Secured Amounts to the Bank, at the times of repayment, as have been and shall be determined from time to time between the Pledging Party and the Bank in the agreements for the provision of Banking Services.

9.	Advance Repayment: The terms of early repayment shall be in accordance with the provisions and the terms of the documents for the provision of Banking Services.

10.
Immediate Repayment: The Bank shall be entitled to call the Secured Amounts in for immediately repayment, and to take all measures to collect the Secured Amounts in any of the cases listed below: a) the Pledging Party shall breach a term of this Debenture or of any other undertaking that the Pledging Party undertook towards the Bank, or if it shall be discovered that a representation it made was incorrect, and the breach was not cured within 30 days; b) the Pledging Party shall adopt a resolution regarding its Structural Change, without the Bank’s consent; c) the Pledging Party shall adopt, inter alia, a resolution of voluntary liquidation / a motion to liquidate shall be filed against it / a liquidation order or bankruptcy order shall be granted against it / a liquidator, administrator or trustee shall be appointed / a motion for a stay of proceedings shall be filed / a stay of proceedings order shall be issued / negotiations shall be held to reach an arrangement between the Pledging Party and its creditors; d) a motion shall be filed for receivership of the Pledging Party’s property / a receivership order shall be issued / a receiver shall be appointed; e) an attachment shall be imposed or a similar act of execution shall be taken or a similar collection proceeding shall be taken with respect to the Pledging Party’s property/security that shall be granted to the Bank to secure the repayment of the loan, all for a debt that exceeds NIS 10,000,000; f) the Pledging Party shall stop repaying its debts and/or conducting its business during a period of 23 days or more; g) the Pledging Party’s work or a substantial part thereof shall stop during a period of 23 days or more; h) the Pledging Party shall be more than 7 business days late in paying any of the Secured Amounts or any other payment whatsoever that it owes the Bank; i) the Pledging Party shall be required to advance the repayment of debts and monetary obligations that it owes other creditors that are banking corporations and/or financial institutions and/or debenture holders with respect to a debt the aggregate value of which is no less than $10,000,000; j) upon any of the events listed in this Section 10, to a guarantor for the repayment of the amount; k) the Pledging Party shall become a private company; l) the Pledging Party shall violate instructions given by competent authorities to provide and/or publish various material documents and reports that are required by law.

11.
The Bank’s Rights: The Bank has rights of possession, lien, set-off and charge with respect to all amounts, assets and rights to the Pledging Party’s credit, that shall, at any time, be in the Bank’s possession, the Bank shall be entitled to sell/apply a lien upon the said assets until the full payment of the Secured Amounts; the Bank may, at any time: a) set-off any amount against the Secured Amounts; b) purchase to the Pledging Party’s account any amount of foreign currency that shall be required in order to pay any Secured Amount, or sell foreign currency that is to the Pledging Party’s credit; c) debit any account of the Pledging Party in any amount whatsoever of the Secured Amounts; d) set-off without prior notice;

12.
Debiting of Accounts: The Bank may: debit an account of the Pledging Party, in any amount that it is, or shall be, owed by the Pledging Party; debit any account, in any event that a demand shall be sent to the Pledging Party by the Bank which shall not be answered within the timeframe stated therein; apply any amount that it shall receive from the Pledging Party to any account it shall deem fit and transfer any amount in the Pledging Party’s credit to any other account.

13.	The Bank’s Records as Evidence: the Borrowing Party confirms that the Bank’s records and accounts shall be deemed prima facie evidence for all the details therein.

14.	The Bank’s Right not to Honor Instructions to Act in an Account that are given orally, by telephone or by facsimile that is not trustworthy or in legible handwriting.

15.	Waiver: A waiver on the Bank’s behalf, of any kind whatsoever, shall not be deemed a waiver but rather a limited consent for the special occasion at which it was granted.

16.
Exercise: In any of the events specified in the above Section 10, the Bank shall be entitled to exercise the charges under this Debenture upon 10 days prior notice; the Bank shall be entitled to sell charged securities at any price that one can get on the stock market at such time; the Pledging Party hereby irrevocably appoints the Bank as its power of attorney to sell the Charged Property and any part thereof, at such terms to be determined at the Bank’s reasonable discretion. The Bank is further entitled to exercise the Charged Property, inter alia, by appointing a receiver or receiver and administrator on the Bank’s behalf (the specification of the powers appears in the Original Document).

17.
Application of Payments: All of the takings that shall be received by the receiver or by the receiver and special administrator shall be applied in the following order: a) payment of expenses relating to the collection of the Secured Amounts; b) amounts that are owed to the Bank due to the linkage, interest, fees and expenses terms under this Debenture; c) payment of the principal of the Secured Amounts owed to the Bank from the Pledging Party; additionally, the Bank shall determine the order of repayment for the Banking Services that were provided; if the sale of the property occurs before the repayment date of the Secured Amounts, the Bank shall be entitled to collect an amount sufficient to cover the Secured Amounts, from the sale proceeds or from any amount pursuant to Section 16.

18.
The Essence of the Securities: The securities are perpetual by nature, and shall remain in effect until the Bank confirms in writing the cancellation of this Debenture / the Bank confirms in writing that the Banking Services were paid for in full; if additional securities were granted, all of the securities shall be independent of one another; if the Bank shall grant any relief whatsoever – this shall not change the essence of the securities that were created; if the Bank calls in the Secured Amounts for immediate repayment, it shall be entitled to deposit the securities with a guard it selects, at its discretion.

19.
Transfer of Rights and Information Disclosure (terms defined in the Original Document): Subject to receiving the Pledging Party’s prior written consent, the Bank may Transfer rights pursuant to this Debenture to any Transferee and may disclose Information regarding the Transfer of rights to any Potential Engaging Party and/or to Consultants (subject to their execution of a confidentially undertaking); the Pledging Party agrees that it shall not be entitled to Transfer to any other any of its rights and/or obligations with regard to this Debenture without the Bank’s consent.

To:
Bank Hapoalim Ltd.

Dear Sir/Madam:

Re: Irrevocable Undertaking

WHEREAS we, the undersigned, Ceragon Networks Ltd., public company 512352444 (hereinafter: the “Company”), against receipt of a guarantee and/or indemnification from us, have received and/or may, from time to time, receive from Bank Hapoalim Ltd. (hereinafter: the “Bank”) and third parties have received and/or may, from time to time, receive from the Bank, credit, documentary credit, various loans, overdrafts in a current account, in a current loan account or in a different account, indemnification letters and bank guarantees whatsoever for us and/or for third parties or for others, as per our request, discount of bills, various banking extensions and reliefs and various other banking services (hereinafter, jointly and severally: the “Banking Services”), at the terms and conditions that have been and/or will be agreed upon in writing from time to time with respect to any such Banking Service.

Therefore, we hereby represent and undertake towards the Bank that as long as we shall owe the Bank any amount whatsoever for the Banking Services at the terms and conditions that have been and/or will be agreed upon from time to time with respect to any such Banking Service, all that which is stated below shall apply:

1.           Definitions

      Unless explicitly stated otherwise, the terms in this Irrevocable Undertaking shall have the meanings specified alongside them below:

1.1	A “Breach Event”
Means: Any event upon the occurrence of which the Bank is entitled, pursuant to any of the documents signed and/or to be signed in favor of the Bank by the Company with respect to the said Banking Services, to call in the Said Amounts or any part thereof for immediate repayment.

1.2	The “Financial Statements”
The Company’s annual and/or quarterly financial statements as reported to the American stock exchange. In the event that the Company shall not be required to report to the American stock exchange, the definition of the term “Financial Statement” shall be as specified below: The Company’s annual (and/or the quarterly, in the event that the Company shall be traded in Israel) financial statement, audited (and/or reviewed, in the event that the Company shall be traded in Israeli) by a certified external auditor, in accordance with the Accounting Rules, consolidated and not consolidated (which shall include the balance report, the profit and loss report, cash flow, report of changes in the Equity and notes for each of the said reports and any additional report and/or notes to a report that are required to be prepared and/or published pursuant to the Accounting Rules);

1.3	“Dividend”
Means: with respect to the Company, as defined in the Companies Law and any declaration or payment of such dividend; distribution as defined in the Companies Law, including, distribution of bonus shares;

1.4	“Shareholders’ Loan”
Means: any amount given by any shareholder whatsoever to any company whatsoever, in any means or manner whatsoever, with respect to which said shareholder has a right to by repaid by the same company (whether as a principal amount or together with interest and/or linkage differentials), whether at present or in the future – not as a residual right following liquidation – including a loan that was made to the Company by a shareholder and/or a capital note and/or a promissory note that the Company made to the payment of its shareholders and/or that was delivered thereby to its shareholders;

1.5	“Equity”
Means: with respect to any date of reference, respectively, the total of all of the issued and paid-up share capital together with the capital reserves and the retained earnings; all as reported in the Company’s Financial Statements, for the period ending at the date of reference;

1.6	“Working Capital”
Means: with respect to any date of reference, respectively, (a) the accumulated total of the (current) customers together with inventory and debtors; less (b) (current) obligations to suppliers and service providers together with deferred income and creditors; all as reported in the Company’s Financial Statements, for the period ending at the date of reference;

1.7	“Financial Debt”
Means: with respect to any date of reference, respectively, the total of all of the Company’s debts, direct and/or indirect (including for guarantees and/or letters of indemnification of any kind whatsoever that were signed by the Company to secure debts and obligations of related companies and/or other third parties whatsoever) – (1) to banks and other financial institutions as long as with respect to bank guarantees only bank guarantees intended to secure payments shall be taken into account - and not guarantees for performance, tender guarantees, advance guarantees for performance, quality guarantees; and (2) that derive from all kinds of debentures, including straight bonds and convertible debentures; and (3) for loans that the Company received from unrelated third parties whatsoever or for amounts that were otherwise raised from such unrelated third parties (except for Shareholders’ Loans with respect to which the Company and its shareholders signed subordination letters towards the Bank; all as reported in the Company’s Financial Statements, for the period ending at the date of reference, respectively;

1.8	“Net Financial Debt”	Means: with respect to any date of reference, respectively – the Financial Debt less Cash and Cash Equivalents;
1.9	The “Companies Law”	The Companies Law, 5759-1999, including those parts of the Companies Ordinance, 5743-1983 that were not cancelled by the Companies Law;
1.10	The “Securities Law”	The Securities Law, 5728-1968;

1.11	“Accounting Rules”	Means: The accepted accounting rules applicable to the Company pursuant to the law, as shall be in effect from time to time;
1.12	“Cash and Cash Equivalents”
Means: with respect to any date of reference, respectively – the total of (1) Cash; and (2) deposits at banks and financial institutions; and (3) deposits and tradable securities that are reported in the Company’s Financial Statements; all as reported in the Company’s Financial Statements, for the period ending at the date of reference;

1.13	The “Said Amounts”
Means: the principal amounts of any Banking Service, the interest, the additional interest, the delay interest/maximum rate interest, fees, expenses and other payments of any kind whatsoever, that the Company owes and/or shall owe the Bank with respect to the Banking Services, or any part thereof, at the terms and conditions that have been and/or shall be agreed upon in writing from time to time with respect to any said Banking Service;

1.14	“Quarter”
Means: a calendar quarter, i.e. January 1st through March 31st (inclusive); April 1st through June 30th (inclusive); July 1st through September 30th (inclusive); and October 1st through December 31st (inclusive);

1.15	“Structural Change”
A merger, as defined in the Companies Law, as long as the Company is not the absorbing company and any action that results in the sale and/or transfer to others, in any manner whatsoever, of the assets and/or rights of the Company, not in the ordinary course of the Company’s business, in an amount that exceeds US $10,000,000 (ten million United States Dollars);

2.           Structural Change

We hereby undertake that without receipt of the Bank’s prior written consent, no Structural Change shall occur with respect to our Company, all in relation to the state on the date of our execution of this letter.

3.           Delivery of Reports and Information

3.1
We hereby undertake to provide the Bank, immediately following their delivery to the competent authorities to which we are required to report (hereinafter the “Authority”), all of the reports and notices that we are required, pursuant to law, to submit to the Authority.

3.2
Along with the Financial Statements mentioned above, we shall provide the Bank with a confirmation, signed by the Company’s CFO, specifying the data and the calculations that determine, whether, as of the date of the said Financial Statements, the Financial Ratios specified in Section 5 below, are not maintained (or are maintained).

3.3
Subject to the provisions of any law, in addition thereto and without derogating from any of that stated above, we hereby undertake to deliver to the Bank, from time to time, at its reasonable request, additional information with respect to our business and financial state.

4.            Repayment of Shareholders’ Loans

We hereby undertake that without the Bank’s prior written consent, we shall not extend loans to our Shareholders and not repay any existing or future Shareholders’ Loans, in any manner whatsoever, at any time whatsoever, as long as we have not repaid the Bank the Said Amount in full.

4A.         Distribution/Payment of Dividend

Furthermore, we hereby undertake that without receipt of the Bank’s prior written consent, we shall not perform, nor resolve to perform, nor declare or undertake to perform any distribution whatsoever of Dividend amounts to our shareholder/s.

Notwithstanding the abovesaid, we shall be entitled to perform, to resolve to perform, and to declare the distribution of Dividend amounts to our shareholder/s, upon the occurrence of all of the following cumulative pre-conditions:

a)
We have paid, fully and exactly and at the times set in the payment schedule, at least 50% of the principal of a dollar loan in the principal amount of US $35,000,000 that was extended to us by the Bank close to the time of the execution of this letter.

and –

b)
No Breach Event has occurred (without taking waiting or cure periods into account), including, without derogating from the generality of the abovesaid, the Financial Ratios specified in this letter are fully maintained even after the said distribution and/or payment.

5.            Changes in the Financial State

5.1	We hereby undertake to maintain the Financial Ratios as shall be reported in our Financial Statements, at any time and from time to time, as specified below:

5.1.1	The rate of Equity – the rate of the Equity from the total balance shall not, at any time whatsoever, be less than 35% (thirty five percent);

5.1.2	Amount of Equity – the Equity shall not, at any time whatsoever, be less than US $100,000,000 (one hundred million United States Dollars)

5.1.3	The rate of the Net Financial Debt from the Working Capital shall not, at any time whatsoever, exceed 30% (thirty percent).

5.2	The terms in the above Section 5.1 shall be interpreted in accordance with the Accounting Rules.

5.3
For the removal of doubt, the breach of our undertaking to maintain the Financial Ratios as specified in Section 5.1 above (hereinafter: the “Financial Ratios”) means the breach of each of the undertakings specified in the sub-sections.

5.4
We are aware that the Financial Ratios are based on existing Accounting Rules and accounting standards that were applied in our recent Financial Statements. The application, in our Financial Statements, of Accounting Rules and/or standards that are different from those based upon which the recent Financial Statements were prepared, including the International Financial Reporting Standards – IFRS, accounting standards in Israel and/or in the United States (hereinafter: the “New Standards”) could bring about changes that could, in the Bank’s opinion, have a significant implication on the Financial Ratios. At any time at which the Bank shall believe that the changes that were and/or are about to be caused to our Financial Statements, due to applying New Standards, necessitate it, the Bank shall be entitled, after consultation and discussions with us, but without our consent being required, to inform us in writing 14 days in advance, of the changes it requires to the Financial Ratios, in order to adapt them to the said changes, all with the intent to adapt them to the original economic purpose based upon which the Financial Ratios were determined (hereinafter: the “Amended Financial Ratios”). If the Bank notifies us of the Amended Financial Ratios - they shall bind us effective from the date of delivery of the Bank’s notice.

6.            Breach of the Company’s Undertakings

In any event that we shall breach or not fulfill any of our undertakings towards the Bank under this Letter of Undertaking, it shall be considered a Breach Event and the Bank shall be entitled, after giving notice of a breach that was not cured within 30 business days, to call in the amounts that were given in the framework of the Banking Services, or any part thereof, for immediate repayment and to take any steps it may deem fit in order to collect them.

7.            Waivers

The Bank’s waiver towards us of any previous breach or any non-fulfillment of one or more of our undertakings towards the Bank, whether such undertaking is included in this letter or is included or shall be included in another document, shall not be deemed as a justification or excuse for any additional breach or non-fulfillment of any such condition or undertaking, and the Bank’s refraining from exercising any right whatsoever granted thereto hereunder or pursuant to any other document or any law, shall not be deemed a waiver of such right.

8.            General

Notwithstanding all of the abovesaid, we shall not be deemed as breaching any of the undertakings pursuant to this Letter of Undertaking and we shall not be obligated to fulfill the undertakings pursuant to this Letter of Undertaking and they shall not apply to us - as long as the following conditions cumulatively apply:

The Company’s Financial Debt, as defined above, does not exceed US $5,000,000;

and

The entire unpaid balance of the loan in the principal amount of $35,000,000 under the Letter of Undertaking to Repay a Loan dated January 19, 2011, as amended from time to time, was fully and finally repaid to the Bank.

For the removal of any doubt, it is clarified that in any event in which the above cumulative conditions are not met, we shall be obligated to fulfill the undertakings pursuant to this Letter of Undertaking and they shall apply to us.

8.1
That stated in this letter is in addition to and does not derogate from and/or replace any other undertaking that we have undertaken towards the Bank and/or in favor of the Bank in any other document whatsoever, whether made before this letter or after it, unless explicitly stated otherwise.

8.2	That stated in this letter shall not be interpreted as obligating the Bank to grant the Banking Service, or any part thereof, to us and/or to third parties.

This Letter of Undertaking revokes the Letter of Undertaking dated January 18, 2011, and replaces it.

In Witness Whereof, we affix our signature
on this ___ day of the month of _____, _____

____________________
Ceragon Networks Ltd.